Exhibit 99.1 news release

Ovintiv™ Names Brendan M. McCracken as President

DENVER, November 12, 2020 - Ovintiv Inc. (NYSE: OVV) (TSX: OVV) today named Brendan M. McCracken as president, effective December 1, 2020.

“Today’s appointment recognizes Brendan’s significant impact on our success and reflects our confidence in his leadership,” said CEO Doug Suttles. “This move is part of our ongoing executive development and ensures that we have leaders for the future.”

McCracken will maintain his current responsibilities of investor relations, external affairs and strategy and reporting to him will be the COO; EVP, midstream, marketing and fundamentals; and the EVP, corporate services. No senior leadership positions are being added with this announcement.

McCracken has more than two decades of experience in a variety of operational and commercial roles in the oil and natural gas sector. He is an active member of the American Petroleum Institute, the Canadian Association of Petroleum Producers, the Association of Professional Engineers & Geoscientists of Alberta and the Dean’s Advisory Council to the Mount Royal University Faculty of Business and Communications. McCracken graduated from Queen’s University with a bachelor of science degree in mechanical engineering and holds an MBA from the University of Oxford.

About Ovintiv Inc.

Ovintiv is one of the largest producers of oil, condensate and natural gas in North America. The Company is committed to preserving its financial strength, maximizing profitability through disciplined capital investments and operational efficiencies and returning capital to shareholders. A talented team, in combination with a culture of innovation and efficiency, fuels our economic performance, increases shareholder value and strengthens our commitment to sustainability in the communities where we live and work. To learn more, visit:  www.ovintiv.com

Further information on Ovintiv Inc. is available on the Company's website, www.ovintiv.com, or by contacting:

Investor contact: (888) 525- 0304

Media contact: (281) 210-5253